Exhibit 99.1

INmune Bio, Inc. Announces FDA Clearance of IND Application for INKmune™, a Natural Killer Therapy, for a Phase I/II Trial in Metastatic Castration-Resistant Prostate Cancer

●	Represents First Ever Natural Killer Immunotherapy trial in Metastatic Castration-Resistant Prostate Cancer
●	Webinar at 11AM ET on Friday, May 12.

BOCA RATON, Fla., May 08, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) announced today the U.S. Food and Drug Administration (FDA) has cleared the Investigational New Drug (IND) application for INKmune™, a novel natural killer (NK) cell immunotherapy, for a Phase I/II open-label clinical trial for the treatment of metastatic Castration-Resistant Prostate Cancer (mCRPC).  The Company believes this is the first NK immunotherapy trial in men with mCRPC, which affects more than 80,000 men in the U.S.  The trial is expected to enroll the first of 30 patients in the second half of 2023. It will be opened at 4 more clinical study sites, with a goal to determine short and long-term safety of INKmune™, demonstrate the ability of INKmune™ to control prostate cancer tumor burden, and identify a dose of INKmune™ to be used in a future blinded randomized pivotal trial.

The principal investigator of the clinical trial is Prof. Matt Rettig MD, Professor of Medicine and Urology, Medical Director of the Prostate Cancer Program at the David Geffen School of Medicine at UCLA and member of the Jonsson Comprehensive Cancer.  Prof. Rettig is a consultant to INmune Bio.  According to RJ Tesi, MD, CEO of INmune Bio, “Prostate cancer is one of the few solid tumors that has no immunotherapy options and chemotherapy, the standard-of-care, has suboptimal efficacy with measurable toxicities.  INKmune™ has the potential to provide a safe and effective therapeutic option for men with this difficult disease.”

This will be the second clinical trial using INKmune™ to treat cancer.  The first trial, called Laurel, is an on-going Phase I trial in patients with high risk MDS or AML.  Mark Lowdell PhD, CSO of INmune Bio and inventor of the INKmune™ technology said, “There are compelling clinical evidence demonstrating that men with prostate cancer have lots of NK cells in the blood and their tumor, but often these NK cells are resting or immature NK cells that do not kill cancer.  INKmune therapy can convert these inert NK into therapeutically relevant and effective NK cells.”

Patients will receive one of three doses of INKmune as an out-patient treatment during the six-month trial.  Two markers of INKmune™ efficacy will be measured – immunologic and therapeutic efficacy.  Immunologic efficacy will measure the increase in memory-like NK cells in the blood and how long those cells are present in the patient’s blood.  Therapeutic efficacy will measure tumor response to INKmune therapy, using traditional biomarkers of prostate cancer tumor burden (progression-free survival, changes in blood PSA level, and tumor burden measured by bone and CT scan). Novel biomarkers of tumor response, PMSA PET scan and circulating tumor DNA, will also be studied.

The Company will host a Webinar entitled: INKmune Primed NK cell Therapy for mCRPC on Friday, 12 May at 11 AM EDT on to discuss why INKmune™ is well suited for the treatment of men with mCRPC and provide details of the clinical trial design.  RJ. Tesi, MD will moderate a discussion between Prof. Matt Rettig, MD and Prof. Mark Lowdell, PhD.

To register for the webinar, please sign-up by clicking here or the link below:

https://us06web.zoom.us/webinar/register/WN_nFfja42fQQieF4bwCiz4_g

About INKmune™

INKmune™ is a product designed to improve the function of the patient’s own NK cells.  INKmune™ is a clinical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals, akin to treatment with at least three cytokines in combination. INKmune™ is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma and solid tumors including prostate, renal cell, ovarian, nasopharyngeal, lung and breast cancer. INKmune therapy does not require any type of conditioning, pre-medication or cytokine support.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823